Exhibit 2.2

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of the material information concerning the shares of our capital stock, including brief summaries of the relevant provisions of our articles of incorporation and share handling regulations, the Companies Act, and the Act on Book-Entry Transfer of Company Bonds, Shares, etc. of Japan (Shasai Kabushiki tou no Furikae ni kansuru Houritsu) (Act No. 75 of 2001, as amended) (including regulations promulgated thereunder, the “Book-Entry Act”) relating to joint-stock corporations (kabushiki kaisha), and certain related laws and legislation, each as currently in effect. Because it is a summary, this discussion should be read together with our articles of incorporation and share handling regulations. Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended December 31, 2019.

We are a joint-stock corporation incorporated in Japan under the Companies Act. The rights of our shareholders are represented by shares of our common stock as described below, and shareholders’ liability is limited to the amount of subscription for such shares. As of December 31, 2019, our authorized share capital consisted of 690,000,000 shares of common stock of which 244,133,142 shares were issued and outstanding.

Book-Entry Transfer System

The Japanese book-entry transfer system for listed shares of Japanese companies under the Book-Entry Act apply to the shares of our common stock. Under this system, shares of all Japanese companies listed on any Japanese stock exchange are dematerialized. Under the book-entry transfer system, in order for any person to hold, sell or otherwise dispose of listed shares of Japanese companies, they must have an account at an account management institution unless such person has an account at JASDEC. “Account management institutions” are financial instruments business operators (i.e., securities firms), banks, trust companies and certain other financial institutions that meet the requirements prescribed by the Book-Entry Act, and only those financial institutions that meet the further stringent requirements of the Book-Entry Act can open accounts directly at JASDEC.

The following description of the book-entry transfer system assumes that the relevant person has no account at JASDEC.

Under the Book-Entry Act, any transfer of shares is effected through book-entry, and the title to the shares passes to the transferee at the time when the transferred number of shares is recorded in the transferee’s account at an account management institution. The holder of an account at an account management institution is presumed to be the legal owner of the shares held in such account.

Under the Companies Act, in order to assert shareholders’ rights against us, the transferee must have its name and address registered in the register of our shareholders, except in limited circumstances. Under the book-entry transfer system, such registration is generally made upon receipt of an all shareholders notice (as described in “— Register of Shareholders”) from JASDEC. For this purpose, shareholders are required to file their names and addresses with our transfer agent through the account management institution and JASDEC. See “— Register of Shareholders” below.

Non-resident shareholders are required to appoint a standing proxy in Japan or provide a mailing address in Japan. Each such shareholder must give notice of their standing proxy or a mailing address to the relevant account management institution. Such notice will be forwarded to our transfer agent through JASDEC. Japanese securities firms and commercial banks customarily act as standing proxies and provide related services for standard fees. Notices from us to non-resident shareholders are delivered to the standing proxies or mailing addresses.

Register of Shareholders

Under the book-entry transfer system, the registration of names, addresses and other information of shareholders in the register of our shareholders will be made by us upon the receipt of an all shareholders notice

(soukabunushi tsuchi) (with the exception that in the event of the issuance of new shares, we will register the names, addresses and other information of our shareholders in the register of our shareholders without an all shareholders notice from JASDEC) given to us by JASDEC, which will give us such all shareholders notice based on information provided by the account management institutions. Such all shareholders notice will be made only in cases prescribed under the Book-Entry Act such as when we fix the record date and when we make a request to JASDEC with any justifiable reason. Therefore, a shareholder may not assert shareholders’ rights against us immediately after such shareholder acquires our shares, unless such shareholder’s name and address are registered in the register of our shareholders upon our receipt of an all shareholders notice; provided, however, that, in respect of the exercise of rights of minority shareholders as defined in the Book-Entry Act, a shareholder may exercise such rights upon giving us an individual shareholder notice (kobetsukabunushi tsuchi) through JASDEC only during a certain period prescribed under the Book-Entry Act.

Distribution of Surplus

Under the Companies Act, the distribution of dividends takes the form of distribution of surplus, and a distribution of surplus may be made in cash and/or in kind, with no restrictions on the timing and frequency of such distributions. The Companies Act generally requires a joint-stock corporation to make distributions of surplus authorized by a resolution of a general meeting of shareholders. Distributions of surplus are, however, permitted pursuant to a resolution of the board of directors if:

(a)	the Company’s articles of incorporation so provide (our articles of incorporation do not have provisions to this effect);

(b)	the normal term of office of directors is no longer than one year (our articles of incorporation do not have provisions to this effect); and

(c)

the Company’s non-consolidated annual financial statements and certain documents for the latest fiscal year fairly present its assets and profit or loss, as required by the ordinances of the Ministry of Justice.

In an exception to the above rule, even if the requirements described in (a) through (c) are not met, the Company may be permitted to make distributions of surplus in cash to its shareholders by resolution of the board of directors once per fiscal year if its articles of incorporation so provide. Our articles of incorporation provide for distributions of surplus in cash by resolution of the board of directors as interim dividends, the record date for which is June 30 of each year.

A resolution of a general meeting of shareholders authorizing a distribution of surplus must specify the kind and aggregate book value of the assets to be distributed, the manner of allocation of such assets to shareholders and the effective date of the distribution. If a distribution of surplus is to be made in kind, we may, pursuant to a resolution of a general meeting of shareholders, grant a right to the shareholders to require us to make such distribution in cash instead of in kind. If no such right is granted to shareholders, the relevant distribution of surplus must be approved by a special resolution of a general meeting of shareholders. Our articles of incorporation provide that we are relieved of our obligation to pay any distributions in cash that go unclaimed for three years after the date they first become payable.

Restriction on Distribution of Surplus

Under the Companies Act, we may distribute surplus up to the excess of the aggregate of (a) and (b) below, less the aggregate of (c) through (f) below, as of the effective date of such distribution, if our net assets are not less than ¥3,000,000:

(a)	the amount of surplus, as described below;

(b)

in the event that extraordinary financial statements as of, or for a period from the beginning of the fiscal year to, the specified date are approved, the aggregate amount of (i) the aggregate amount as provided for by an ordinance of the Ministry of Justice as the net income for such period described in the statement of income constituting the extraordinary financial statements, and (ii) the amount of consideration that we received for the treasury stock that we disposed of during such period;

(c)	the book value of our treasury stock;

(d)	in the event that we disposed of treasury stock after the end of the previous fiscal year, the amount of consideration that we received for such treasury stock;

(e)

in the event described in (b) in this paragraph, the aggregate amount as provided for by an ordinance of the Ministry of Justice as the net loss for such period described in the statement of income constituting the extraordinary financial statements; and

(f)

certain other amounts set forth in the ordinances of the Ministry of Justice, including (if the sum of one-half of goodwill and the deferred assets exceeds the total of share capital, additional paid-in capital and legal earnings reserve, each such amount as it appears on the balance sheet as of the end of the previous fiscal year) all or a certain part of such excess amount as calculated in accordance with the ordinances of the Ministry of Justice.

For the purposes of this section, the amount of “surplus” is the excess of the aggregate of (I) through (IV) below, less the aggregate of (V) through (VII) below:

(I)	the aggregate of other capital surplus and other retained earnings at the end of the previous fiscal year;

(II)

in the event that we disposed of treasury stock after the end of the previous fiscal year, the difference between the book value of such treasury stock and the consideration that we received for such treasury stock;

(III)

in the event that we reduced our share capital after the end of the previous fiscal year, the amount of such reduction less the portion thereof that has been transferred to additional paid-in capital and/or legal earnings reserve (if any);

(IV)

in the event that we reduced additional paid-in capital and/or legal earnings reserve after the end of the previous fiscal year, the amount of such reduction less the portion thereof that has been transferred to share capital (if any);

(V)	in the event that we cancelled treasury stock after the end of the previous fiscal year, the book value of such treasury stock;

(VI)	in the event that we distributed surplus after the end of the previous fiscal year, the aggregate of the following amounts:

(1)

the aggregate amount of the book value of the distributed assets, excluding the book value of such assets that would be distributed to shareholders but for their exercise of the right to receive dividends in cash instead of dividends in kind;

(2)	the aggregate amount of cash distributed to shareholders who exercised the right to receive dividends in cash instead of dividends in kind; and

(3)	the aggregate amount of cash paid to shareholders holding fewer shares than the shares that were required in order to receive dividends in kind;

(VII)	the aggregate amounts of (1) through (4) below, less (5) and (6) below:

(1)

in the event that the amount of surplus was reduced and transferred to additional paid-in capital, legal earnings reserve and/or share capital after the end of the previous fiscal year, the amount so transferred;

(2)	in the event that we distributed surplus after the end of the previous fiscal year, the amount set aside in additional paid-in capital and/or legal earnings reserve;

(3)

in the event that we disposed of treasury stock in the process of (x) a merger in which we acquired all rights and obligations of a company, (y) a corporate split in which we acquired all or a part of the rights and obligations of a split company or (z) a share exchange (kabushiki kokan) in which we acquired all shares of a company after the end of the previous fiscal year, the difference between the book value of such treasury stock and the consideration that we received for such treasury stock;

(4)

in the event that the amount of surplus was reduced in the process of a corporate split in which we transferred all or a part of our rights and obligations after the end of the previous fiscal year, the amount so reduced;

(5)

in the event of (x) a merger in which we acquired all rights and obligations of a company, (y) a corporate split in which we acquired all or a part of the rights and obligations of a split company or (z) a share exchange in which we acquired all shares of a company after the end of the previous fiscal year, the aggregate amount of (i) the amount of the other capital surplus after such merger, corporate split or share exchange, less the amount of other capital surplus before such merger, corporate split or share exchange, and (ii) the amount of the other retained earnings after such merger, corporate split or share exchange, less the amount of other retained earnings before such merger, corporate split or share exchange; and

(6)

in the event that an obligation to cover a deficiency, such as the obligation of a person who subscribed newly issued shares with an unfair amount to be paid in, was fulfilled after the end of the previous fiscal year, the amount of other capital surplus increased by such payment.

In Japan, the “ex-dividend” date and the record date for any distribution of surplus come before the date a company determines the amount of distribution of surplus to be paid.

Unit Share System

General

Our articles of incorporation provide that 100 shares constitute one “unit” of common stock. Our board of directors is permitted to reduce the number of shares that will constitute one unit or to abolish the unit share system entirely by amending our articles of incorporation, without shareholders’ approval, with public notice without delay after the effective date of such amendment.

Transferability of Shares Constituting Less Than One Unit

Under the book-entry transfer system, shares constituting less than one unit are transferable. Under the rules of the Japanese stock exchanges, however, shares constituting less than one unit do not comprise a trading unit, except in limited circumstances, and accordingly may not be sold on the Japanese stock exchanges.

Voting Rights of a Holder of Shares Constituting Less Than One Unit

A holder of shares constituting less than one unit cannot exercise any voting rights pertaining to those shares. In calculating the quorum for various voting purposes, the aggregate number of shares constituting less than one unit will be excluded from the number of outstanding shares. A holder of shares representing one or more whole units will have one vote for each whole unit represented.

A holder of shares constituting less than one unit does not have any rights related to voting, such as the right to participate in a demand for the resignation of a director, the right to participate in a request for the convocation of a general meeting of shareholders and the right to join with other shareholders to propose a matter to be included in the agenda of a general meeting of shareholders.

In accordance with the Companies Act, our articles of incorporation provide that a holder of shares constituting less than one unit does not have any other rights of a shareholder in respect of those shares, other than those provided by our articles of incorporation, including the following rights:

•	to receive dividends;

•	to receive cash or other assets in case of a reverse stock split or stock split, share exchange, share transfer or merger;

•	to be allotted rights to subscribe for free for new shares and stock acquisition rights when such rights are granted to shareholders; or

•	to participate in any distribution of surplus assets upon liquidation.

Rights of a Holder of Shares Constituting Less Than One Unit to Require Us to Purchase Shares and to Sell Shares

Under the Companies Act, a holder of shares constituting less than one full unit may at any time request that we purchase such shares. In addition, our articles of incorporation provide that, pursuant to our share handling regulations, a holder of shares constituting less than one full unit has the right to request that we sell to such holder such number of shares constituting less than one full unit which, when added to the shares constituting less than one full unit currently owned by such holder, will constitute one full unit.

Under the book-entry system, such a request must be made to us through the relevant account managing institution. The price at which shares of common stock constituting less than one unit will be purchased or sold by us pursuant to such a request will be equal to (a) the closing price of shares of our common stock reported by the Tokyo Stock Exchange on the day when the request is received by our transfer agent or (b) if no sale takes place on the Tokyo Stock Exchange on that day, the price at which the sale of shares of our common stock is executed on such stock exchange immediately thereafter.

Voting Rights

A shareholder of record is entitled to one vote per unit (100 shares) of common stock, except that neither we nor any corporation, partnership or other similar entity in which we hold, directly or indirectly, 25% or more of the voting rights shall exercise any voting rights in respect of shares held by us or such entity, as the case may be. Except as otherwise provided by law or by our articles of incorporation, a resolution can be adopted at a general meeting of shareholders by a majority of the voting rights represented at the meeting. Shareholders may also exercise their voting rights through proxies, provided that the proxy is granted to one of our shareholders having voting rights. The Companies Act and our articles of incorporation provide that the quorum for the election of directors and corporate auditors is one-third of the total number of voting rights. Our articles of incorporation provide that the shares may not be voted cumulatively for the election of directors.

The Companies Act provides that a special resolution of the general meeting of shareholders is required for certain significant corporate transactions, including:

•	any amendment to our articles of incorporation (except for amendments that may be authorized solely by the board of directors under the Companies Act);

•

a reduction of share capital, subject to certain exceptions under which a shareholders’ resolution is not required, such as a reduction of share capital for the purpose of replenishing capital deficiencies;

•	transfer of the whole or a part of our equity interests in any of our subsidiaries, subject to certain exceptions under which a shareholders’ resolution is not required;

•	a dissolution, merger or consolidation, subject to certain exceptions under which a shareholders’ resolution is not required;

•	the transfer of the whole or a substantial part of our business, subject to certain exceptions under which a shareholders’ resolution is not required;

•	the taking over of the whole of the business of any other corporation, subject to certain exceptions under which a shareholders’ resolution is not required;

•	a corporate split, subject to certain exceptions under which a shareholders’ resolution is not required;

•

share exchange (kabushiki kokan) or share transfer (kabushiki iten) for the purpose of establishing 100% parent-subsidiary relationships, subject to certain exceptions under which a shareholders’ resolution is not required;

•

any issuance of new shares or transfer of existing shares held by us as treasury stock at a “specially favorable” price and any issuance of stock acquisition rights or bonds with stock acquisition rights at a “specially favorable” price or in a “specially favorable” condition to any persons other than shareholders;

•	any acquisition by us of our own shares from specific persons other than our subsidiaries (if any);

•	reverse stock split; or

•	the removal of a corporate auditor.

Except as otherwise provided by law or in our articles of incorporation, a special resolution of the general meeting of shareholders requires the approval of the holders of at least two-thirds of the voting rights of all shareholders present or represented at a meeting where a quorum is present. Our articles of incorporation provide that a quorum exists when a majority of the total number of voting rights is present or represented.

Liquidation Rights

If we are liquidated, the assets remaining after payment of all taxes, liquidation expenses and debts will be distributed among shareholders in proportion to the number of shares they hold.

Rights to Allotment of Shares

Holders of shares of our common stock have no pre-emptive rights. Authorized but unissued shares may be issued at the times and on the terms as the board of directors determines, so long as the limitations with respect to the issuance of new shares at “specially favorable” prices (as described in “— Voting Rights”) are observed. Our board of directors may, however, determine that shareholders shall be given rights to allotment regarding a particular issue of new shares, in which case such rights must be given on uniform terms to all holders of the shares as of a record date for which not less than two weeks’ prior public notice must be given. Each shareholder to whom such rights are given must also be given notice of the expiration date thereof at least two weeks prior to the date on which such rights expire. The rights to allotment of new shares may not be transferred. However, the Companies Act enables us to allot stock acquisition rights to shareholders without consideration therefor, and such stock acquisition rights are transferable. See “— Stock Acquisition Rights” below.

In cases where a particular issuance of new shares (i) violates laws and regulations or our articles of incorporation, or (ii) will be performed in a manner materially unfair, and shareholders may suffer disadvantages therefrom, such shareholders may file an injunction with a court of law to enjoin such issuance.

Stock Acquisition Rights

Subject to certain conditions and to the limitations on issuances at a “specially favorable” price or on “specially favorable” conditions described in “— Voting Rights,” we may issue stock acquisition rights (shinkabu yoyakuken) and bonds with stock acquisition rights (shinkabu yoyakuken-tsuki shasai) by a resolution of the board of directors. Holders of stock acquisition rights may exercise their rights to acquire a certain number of shares within the exercise period as set forth in the terms of their stock acquisition rights. Upon exercise of stock acquisition rights, we will be obligated either to issue the relevant number of new shares or, alternatively, to transfer the necessary number of shares of treasury stock held by us.

Record Date

The record date for annual dividends and the determination of shareholders entitled to vote at the ordinary general meeting of our shareholders is December 31.

In addition, by a resolution of the board of directors, we may set a record date for determining the shareholders entitled to other rights and for other purposes by giving at least two weeks’ prior public notice.

Under the rules of JASDEC, we are required to give notice of each record date to JASDEC promptly after the resolution of the board of directors determining such record date. JASDEC is required to promptly give us notice of the names and addresses of the holders of shares of our common stock, the number of shares of our common stock held by them and other relevant information as at each record date.

Reporting of Substantial Shareholdings

The FIEA and its related regulations require any person who has become beneficially, solely or jointly, a holder of more than 5% of total issued shares of our common stock, to file with the director of a relevant local finance bureau of the Ministry of Finance within five business days a report concerning such shareholdings. With certain exceptions, a similar report must also be filed in respect of any subsequent change of 1% or more in any such holdings or any change in material matters set out in reports previously filed. For this purpose, shares of our common stock issuable to such person upon exchange of exchangeable securities, conversion of convertible securities or exercise of warrants or stock acquisition rights (including those incorporated in bonds with stock acquisition rights) are taken into account in determining both the number of our shares held by the holder and our total issued share capital.

DESCRIPTION OF THE AMERICAN DEPOSITARY SHARES

An American Depositary Receipt, or ADR, is a negotiable certificate delivered by a United States bank or trust company acting as depositary. In the same way that a share certificate of a U.S. issuer would evidence shares, an ADR evidences American Depositary Shares, which are also referred to as ADSs. Each ADS represents an ownership interest in one share of our common stock, evidenced by an ADR, and is deposited with the office of Mizuho Bank, Ltd. 16-13, Tsukishima 4-chome, Chuo-ku, Tokyo, Japan 104-0052, as custodian for the depositary. Each ADS also represents an ownership interest in any other securities, cash or other property which may be held by the depositary.

JPMorgan Chase Bank, N.A. has been appointed as the depositary pursuant to the deposit agreement. The depositary’s corporate trust office at which the ADSs are administered is located at JPMorgan Chase Bank,

N.A., 4 New York Plaza, Floor 12, New York, New York, 10004. The principal executive office of the depositary is located at 4 New York Plaza, Floor 12, New York, New York, 10004.

The Direct Registration System (“DRS”) is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, the ownership of which is shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We do not treat ADS holders as our shareholders and accordingly, ADS holders do not have a shareholder’s rights. Japanese law governs shareholders’ rights. The depositary is the holder of the shares of our common stock underlying ADSs. Only direct holders of ADSs have ADS holder rights. A deposit agreement among us, the depositary and the beneficial owners of ADSs sets out ADS holders’ rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. The deposit agreement, in which the form of ADR is annexed and incorporated as Exhibit A, has been filed with the SEC as an exhibit to the Form F-6 filed with the SEC on July 6, 2016.

Holding the ADSs

ADSs may be held either (1) directly (a) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in the name of the holder, or (b) by holding ADSs in the DRS, or (2) indirectly through a broker or other financial institution. A direct holder of ADSs is considered an ADS holder. This description assumes one holds ADSs directly. If one holds ADSs indirectly, such a holder must rely on the procedures of the broker or other financial institution who is the direct holder to assert the rights of ADS holders described in this section. Indirect holders should consult with their broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

The depositary has agreed to pay ADS holders cash dividends or other distributions it or the custodian receives on shares of our common stock or other deposited securities, after deducting its fees and expenses. ADS holders will receive these distributions in proportion to the number of shares of our common stock such holder’s ADSs represent as of the record date (which will be as close as practicable to the record date for shares of our common stock) set by the depositary with respect to the ADSs.

•

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares of our common stock or any net proceeds from the sale of any shares of our common stock, rights, securities or other entitlements into U.S. dollars if it may do so on a reasonable basis, and may transfer the U.S. dollars to the United States. If that is not possible or lawful, or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Shares. The depositary may, upon our timely instruction, distribute additional ADSs representing any shares of common stock we distribute as a dividend or free distribution to the extent reasonably practicable and permissible under law. The depositary will only distribute whole ADSs. It will try to sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares of common stock. The depositary may sell a portion of the distributed shares of common stock sufficient to pay its fees and expenses in connection with that distribution.

•

Elective distributions in cash or shares. If we offer holders of shares of our common stock the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to ADS holders. We must first instruct the depositary to make such elective distribution available to ADS holders and furnish it with satisfactory evidence that it is legal authority to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to you, or it could decide that it is only legal or reasonably practical to make such elective distribution available to some but not all holders of the ADSs. In such case, the depositary shall, on the basis of the same determination as is made in respect of the shares of our common stock for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing shares of our common stock in the same way as it does in a share distribution. The depositary is not obligated to make available to ADS holders a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that ADS holders will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of shares of common stock.

•

Rights to purchase additional shares. If we offer holders of shares of our common stock any rights to subscribe for additional shares or any other rights, the depositary may, after consultation with us and having received timely notice of such distribution by us, make these rights available to ADS holders. We must first instruct the depositary to make such rights available to ADS holders and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, ADS holders will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on ADS holders’ behalf. The depositary will then deposit the shares and deliver ADSs to ADS holders. It will only exercise rights if ADS holders pay it the exercise price and any other charges the rights require ADS holders to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, ADS holders may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

•

Other distributions. Subject to receipt of timely notice from us with the request to make any such distribution available to ADS holders, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice: it may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash; or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

•

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act, in order to make a distribution to ADS holders. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

The depositary will deliver ADSs if you or your broker deposit shares of our common stock or evidence of rights to receive shares of our common stock with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

Cancelling ADSs

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares of our common stock and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How ADS holders can interchange between certificated ADSs and uncertificated ADSs

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for ADRs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights, Notices

You may instruct the depositary to vote the deposited securities underlying your ADSs. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares of our common stock your ADSs represent. However, you may not know about the meeting sufficiently in advance to withdraw the shares.

If we ask for your instructions, upon timely notice from us, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the shares of our common stock or other deposited securities underlying your ADSs as you direct, including an express indication that such instruction may be given or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to Japanese laws and the provisions of our constitutive documents, to vote or to have its agents vote the shares of our common stock or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of shares of our common stock.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the shares of our common stock underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if the shares of our common stock underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will try to give the depositary notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date.

Voting instructions will not be deemed to be received until such time as the ADR department responsible for proxies and voting has received such instructions notwithstanding that such instructions may have been physically received by the depositary prior to such time.

Limitations on Liability

The deposit agreement expressly limits the obligations and liability of the depositary, LINE and its and LINE’s respective agents. The depositary and LINE will not be liable:

•

if they are prevented or hindered in performing any obligations by circumstances beyond their control, including, without limitation, requirements of law, the terms of the deposited securities and acts of God,

•	for exercising or failing to exercise discretion under the deposit agreement,

•	if they perform their obligations without negligence or bad faith, or

•	for any action based on advice or information from legal counsel, accountants, any person presenting shares of common stock for deposit, any holder, or other qualified person.

None of the Depositary, the Custodian or the Company shall be liable for the failure by any holder or beneficial owner to obtain the benefits of credits on the basis of non-U.S. tax paid against such Holder’s or beneficial owner’s income tax liability. The depositary and the Company shall not incur any liability for any tax consequences that may be incurred by holders and beneficial owners on account of their ownership of the ADRs or ADSs.

Neither the depositary nor any of its agents shall be liable to holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages or lost profits, in each case of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

Books of depositary

The Depositary or its agent will keep, at a designated transfer office, (a) a register for the registration, registration of transfer, combination and split-up of ADRs, which at all reasonable times will be open for inspection by ADR holders and the Company for the purpose of communicating with ADR holders in the interest of the business of the Company or a matter relating to the deposit agreement and (b) facilities for the delivery and receipt of ADRs.

Treatment of ADRs due to recapitalization, reorganization, and other corporate actions

The depositary, in its discretion, or at the reasonable request of the Company, amend the ADRs or distribute additional or amended ADRs or cash, securities or property to reflect any change in par value, split up, consolidation, cancellation or other reclassification of deposited securities, share distribution or other distribution not distributed to ADR holders or any cash, securities or property available to the Depositary in respect of deposited securities from any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company.

Amendments and termination

The ADRs and the deposit agreement may be amended by the Company and the depositary, provided that generally, amendments will not impose or increase fees or charges, and will not otherwise prejudice any substantial existing right of ADR holders, and shall become effective 30 days after notice of such amendment has been given to the ADR holders.

The depositary may, and will at the Company’s request, terminate the deposit agreement and the ADRs by mailing notice of such termination to the ADR holders at least 30 days prior to the date fixed in such notice for such termination. If the depositary has (i) resigned as depositary, notice of such termination by the depositary shall not be provided to Holders unless a successor depositary shall not be operating within 45 days of the date of such resignation, or (ii) been removed as depositary, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating hereunder on the 90th day after the Company’s notice of removal was first provided to the Depositary. After the date so fixed for termination, the depositary and its agents will perform no further acts under the deposit agreement and the ADRs, except to receive and hold (or sell) distributions on deposited securities and deliver deposited securities being withdrawn. As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the deposited securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not by then surrendered. After making the sale, the depositary shall have no obligations except to account for those proceeds and other cash.